Exhibit (a)(33)

IN THE UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF GEORGIA

ATLANTA DIVISION

GOLD KIST INC., Plaintiff, v. PILGRIM’S PRIDE CORPORATION, et al., Defendants.	) ) ) ) ) ) ) ) ) )	CIVIL ACTION FILE NO. 1:06-CV-2441

DEFENDANTS’ MOTION TO DISMISS

FOR LACK OF PERSONAL JURISDICTION

Pursuant to Federal Rule of Civil Procedure 12(b)(2), Defendants Gary D. Tucker, Robert L. Hendrix, Walter F. Shafer, III, Tim Thomas, Robert A. Wright, Jane T. Brookshire, and J. Clinton Rivers (collectively “Individual Defendants”) hereby move to dismiss Plaintiff’s Complaint for lack of personal jurisdiction.

As set forth more fully in the accompanying brief, this Court does not have personal jurisdiction over the Individual Defendants. The Complaint does not allege that the Individual Defendants had any contacts with this forum, much less any specific contacts that purportedly would give rise to Plaintiff’s suit. As a result, there is no basis upon which this Court can exercise jurisdiction over the

Individual Defendants without violating the due process clause of the Fourteenth Amendment.

WHEREFORE, Defendants Gary D. Tucker, Robert L. Hendrix, Walter F. Shafer, III, Tim Thomas, Robert A. Wright, Jane T. Brookshire, and J. Clinton Rivers respectfully request that this Court grant their motion to dismiss.

Respectfully submitted, this 10th day of November, 2006.

Of Counsel:	/s/Michael C. Russ
Mark D. Taylor (pro hac vice pending)	Michael C. Russ
Texas Bar No. 19713250	Georgia Bar No. 620200
Kimberly F. Rich (pro hac vice pending)	Jeffrey S. Cashdan
Texas Bar No. 24010344	Georgia Bar No. 115775
Adam T. Dougherty (pro hac vice pending)	Shannon F. Cox
Texas Bar No. 24026809	Georgia Bar No. 192661
Maricela Siewczynski (pro hac vice pending)	Michael J. Cates
Texas Bar No. 24032753	Georgia Bar No. 116356

BAKER & McKENZIE	KING & SPALDING LLP
2300 Trammell Crow Center	1180 Peachtree Street, NE
2001 Ross Avenue	Atlanta, GA 30309
Dallas, TX 75201	Telephone: (404) 572-4600
Telephone: (214) 978-3089	Facsimile: (404) 572-5100
Facsimile: (214) 978-9099

David J. Laing (pro hac vice pending)
Brian F. Burke (pro hac vice pending)

BAKER & McKENZIE	COUNSEL FOR DEFENDANTS
815 Connecticut Avenue, NW	GARY D. TUCKER, ROBERT L.
Washington, DC 20006-4078	HENDRIX, WALTER F. SHAFER, III,
Telephone: (202) 452-7023	TIM THOMAS, ROBERT A. WRIGHT,
Facsimile: (202) 452-7074	JANE T. BROOKSHIRE, AND J. CLINTON RIVERS

CERTIFICATE OF COMPLIANCE

Pursuant to Rule 7.1(D) of the Local Rules of the Northern District of Georgia, counsel for Defendants hereby certifies that this Motion was prepared in a font and point selection approved by this Court and authorized in Local Rule 5.1B.

CERTIFICATE OF SERVICE

I do hereby certify that I have this day electronically filed the foregoing DEFENDANTS’ MOTION TO DISMISS FOR LACK OF PERSONAL JURISDICTION with the Clerk of Court using the CM/ECF system, which will automatically send email notification of such filing to the following attorneys of record:

Peter Kontio

Kevin E. Grady

Jay D. Bennett

Theodore J. Sawicki

Kristine McAlister Brown

Valarie C. Williams

ALSTON & BIRD LLP

1201 West Peachtree Street

Atlanta, GA 30309-3424

This 10th day of November, 2006.

/s/ Michael J. Cates
Michael J. Cates